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                         CONSENT OF INDEPENDENT AUDITOR



The Board of Directors
and Shareholders of
Fidelity Holdings, Inc.:

We consent to the use in this registration statement of Fidelity Holdings, Inc. on Form SB-2 of our report dated February 5, 1997 on audit of the financial statements of Major Fleet & Leasing Corp. as of December 31, 1996 and 1995, and for the years then ended, appearing in the Prospectus, which is a part of this registration statement, and to the reference to us under the heading "Interest of Named Experts and Counsel" in such Prospectus.



                                                   Marcum & Kliegman LLP



Woodbury, New York
October 20, 1997